Exhibit 99.1

         First Cash Reports 30% Increase in Fourth Quarter EPS

                     Fiscal 2006 Earnings Up 28%

                    Company Affirms 2007 Guidance

              Earnings Projected to Increase 29% to 34%


    ARLINGTON, Texas--(BUSINESS WIRE)--Jan. 24, 2007--First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record revenues, net income and earnings per share for both the three months and the year ended December 31, 2006. This marked First Cash's 24th consecutive quarter, covering a six-year period, of double-digit growth in earnings per share. In addition, the Company reaffirmed earnings per share guidance for 2007 of $1.25 to $1.30, a 29% to 34% increase over 2006 earnings.

    Earnings

    -- Diluted earnings per share for the fourth quarter of 2006 were $0.30, a 30% increase compared to diluted earnings per share of $0.23 in the fourth quarter of 2005.

    -- Diluted earnings per share for fiscal 2006 were $0.97. This represents 28% growth over 2005 diluted earnings per share of $0.76.

    -- Net income for the fourth quarter of 2006 was $9.7 million, a 26% increase over fourth quarter 2005 net income of $7.7 million. Net income for fiscal 2006 was $31.7 million, compared to $25.4 million for fiscal 2005, an increase of 25%.

    Revenues

    -- Consolidated revenues for the fourth quarter of 2006 increased by 47%, totaling $88 million compared to $60 million in 2005. Total revenues for fiscal 2006 were $270 million, compared to $208 million for fiscal 2005, an increase of 30%.

    -- Same-store revenues increased 9% for both the fourth quarter and full year of 2006 over the comparable prior-year periods.

    -- Combined pawn revenues, which include service charges and merchandise sales, increased by 22% in fiscal 2006, while combined cash advance fees and credit services revenues increased by 9% for the year.

    -- The Company recorded fiscal 2006 revenues of $24 million from Auto Master, a buy-here/pay-here automotive retailer acquired in August 2006. Auto Master's unaudited proforma revenues totaled $60.9 million for all of 2006.

    New Locations

    -- A total of 9 new retail locations were opened during the fourth quarter of 2006, which was comprised of 5 cash advance stores, 2 pawn stores, and 2 Auto Master buy-here/pay-here dealerships.

    -- For the full year, the Company opened or acquired 80 new locations, an increase of 60% over the 50 units opened in 2005. This includes the 8 Auto Master buy-here/pay-here dealerships acquired by the Company in August of 2006.

    -- The overall store and dealership count totals 407 units as of December 31, 2006, a 24% increase over the 328 units at December 31, 2005.

    Operating Metrics

    -- Earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal 2006 totaled $58 million, an increase of 28% over the comparative prior-year period. The EBITDA margin for 2006 was over 21%. A detailed reconciliation of this non-GAAP financial measure to net income is provided elsewhere in this release.

    -- The Company's return on stockholders' equity increased to 18.4% in fiscal 2006, compared to 16.6% for 2005.

    -- Domestic pawn balances totaled $21.4 million at December 31, 2006, an increase of 15% over the prior year, while end-of-year pawn balances in Mexico totaled $11.1 million, an increase of 28% over the prior year. Total cash advance and third-party credit services loans outstanding totaled $20.2 million at year end. The combined loan balances in the Company's free-standing cash advance stores increased by 27% over the prior year.

    -- The gross margin on retail pawn merchandise sales for both the fourth quarter and full year of 2006 was 44%, which was consistent with margins recorded in the prior year. The gross margin on wholesale scrap jewelry for both the fourth quarter and full year of 2006 was 34%, compared to the prior year margins of 21% and 22%, respectively. This difference was primarily a result of increased gold prices during the applicable periods. The volume-weight of scrap jewelry sold in the fourth quarter and full year of 2006 increased approximately 10% and 13%, respectively, compared to the prior year.

    -- The cash advance credit loss provision for fiscal 2006 was unchanged from the prior year at 23% of fees. The fourth quarter credit provision was 29% of fees, compared to 28% in the prior-year fourth quarter; the increase was due to the fact that the Company did not sell any portion of its charged-off receivable portfolio during the fourth quarter of 2006.

    -- Gross margins on retail automotive sales of Auto Master were 58% during the fourth quarter of 2006, while the margin net of the credit loss provision was 29%. The fourth quarter credit loss provision, at 28% of retail sales, reflected seasonal factors and higher loss provision accruals for the two new dealerships opened in November 2006.

    Financial Position & Liquidity

    -- During 2006, First Cash utilized operating cash flows to fund $25 million in stock repurchases and $15 million in capital expenditures, related primarily to new store openings.

    -- The Company reduced its outstanding interest-bearing debt by $24 million during the fourth quarter. At year end, interest-bearing debt was $17 million, compared to $41 million immediately following the acquisition of Auto Master at September 30, 2006.

    -- The ratio of total assets to total liabilities at December 31, 2006 was 5 to 1; the current ratio was at 6 to 1.

    2007 Outlook

    -- The Company expects continued strong earnings growth in 2007 from its core pawn and cash advance businesses, primarily driven through its well-established and on-going store expansion strategy. Combined with the projected accretive earnings impact from Auto Master, the Company's earnings per share estimate for 2007 is currently projected to be $1.25 to $1.30 per share. This represents an increase of 29% to 34% over 2006 diluted earnings per share.

    -- For fiscal 2007, the Company expects to open a combination of 75 to 80 pawn and cash advance locations and 3 to 5 new Auto Master dealerships. In total, the Company projects 78 to 85 combined unit openings for 2007, an increase of 19% to 21% over the current unit base.

    Commentary & Analysis

    Mr. Rick Wessel, Vice Chairman and Chief Executive Officer, commented on the Company's operating results, "Fiscal 2006 was a tremendous year for First Cash in all respects, as we again posted record revenues, profits and unit growth. We completed the year with an especially strong fourth quarter, which reflected significant acceleration of our revenue and earnings growth. Other significant accomplishments in 2006 included the completion of a strategic and very accretive acquisition, the opening of our 400th store location, and our second stock split in the last three years. Additionally, we marked our 24th consecutive quarter of double-digit growth in earnings per share. Our consistently strong operating results over this six-year period are the result of our diversified expansion strategy, operating discipline and focus on key financial metrics."

    In addition to posting 28% earnings per share growth in 2006, the Company grew revenues by 30% compared to the prior year, while fourth quarter revenues increased at an even greater rate of 47%. Revenues from Auto Master, the buy-here pay-here automobile retailer and finance company acquired in August 2006, contributed to this growth, as did significant revenue increases from the Company's existing pawn and cash advance businesses. The Company's core base of fully-mature, domestic pawn stores experienced revenue gains in excess of 9% in 2006, while revenues in the Company's Mexican pawn stores, where the Company has opened over 150 units over the past five years, increased by 43%. Fiscal 2006 service charges in the Company's free-standing cash advance stores increased 11% for the full year, and 16% in the fourth quarter, due in large part to new store openings in late 2005 and earlier in 2006.

    The impact of the Company's continued focus on both short and long-term, diversified growth in 2006 was evidenced by both the record pace of new store-openings and the acquisition of Auto Master, through which the Company has expanded into the significant buy-here/pay-here automotive retail and finance segment. Including the eight acquired Auto Master dealerships, First Cash added a record 80 locations during 2006, which represents a unit count increase of 24%. The type of new locations opened in 2006 was diversified between pawn stores, cash advance stores and buy-here/pay-here dealerships. Geographically, the Company added new locations in 2006 in eleven different states in the U.S. and Mexico.

    In discussing the Company's expansion strategy, Mr. Wessel commented, "First Cash's ability to serve its core customer base through a diversified set of products and locations is key to our success and is innovative and unique within our industry. With a now well-distributed mix of new pawnshops, cash advance stores and buy-here/pay-here dealerships; we have built three significant synergistically compatible platforms for future growth that complement and support each other. In addition, we have geographic diversity in multiple markets, both in the U.S. and Mexico."

    The Company expects that its growth will continue to be funded primarily through internally generated cash flows. These strong cash flows, coupled with the Company's strong balance sheet, provide significant capacity to fund future expansion and other comparable growth opportunities and products as they arise. In 2006, the Company utilized $25 million of available cash to repurchase stock and will continue to view this as a potential use for future cash flows.

    In summary, Mr. Wessel said, "As we look forward to 2007 and beyond, First Cash will remain focused on executing its well-established growth strategies and expansions. We see significant potential for both short and long-term growth in each of our product lines and in each of our key expansion markets. Accordingly, we are as confident and excited as ever about our ability to deliver long-term value to our shareholders."

    Forward-Looking Information

    This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. ("First Cash" or the "Company"). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, earnings accretion from acquisitions, store and dealership openings, future liquidity, cash flows, debt levels and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in consumer borrowing and repayment behaviors, credit losses, changes or increases in competition, the ability to locate, open and staff new stores and dealerships, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to retain key management personnel, the ability to operate with limited regulation as a credit services organization in Texas, new legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting payday loan/cash advance businesses, credit services organizations, pawn businesses and buy-here/pay-here automotive businesses in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in energy prices, changes in used-vehicle prices, cost of funds, changes in foreign currency exchange rates, future business decisions, and other uncertainties. These and other risks and uncertainties are indicated in the Company's 2005 Annual Report on Form 10-K (see "Item 1A. Risk Factors") and updated in subsequent quarterly reports on Form 10-Q.

    About First Cash

    First Cash Financial Services, Inc. is a leading provider of specialty consumer financial services and related retail products. Its pawn stores make small loans secured by pledged personal property, retail pawned merchandise, and in many locations, provide cash advances and credit services products. The Company's cash advance locations provide various combinations of short-term cash advance products, check-cashing, credit services and other financial services products. First Cash also operates automobile dealerships focused on the "buy-here/pay-here" segment of the used-vehicle sales and financing market. In total, the Company owns and operates over 410 stores and buy-here/pay-here dealerships in thirteen U.S. states and eight states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates check-cashing and financial services kiosks located inside convenience stores.

    First Cash has been recognized for five consecutive years by Forbes magazine as one of its "200 Best Small Companies." This annual ranking is based on a combination of profitability and growth performance measures over the most current one and five-year periods. In addition, First Cash is a component company in both the Standard & Poors SmallCap 600 Index(R) and the Russell 2000 Index(R).

    First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

    Store Openings

    The following tables detail store openings and closings for the three months and twelve months ended December 31, 2006:

                                          Cash
                                        Advance/  Buy-Here/
                                         Check-   Pay-Here
                                  Pawn  Cashing  Automotive    Total
                                 Stores  Stores  Dealerships Locations
                                 ------ -------- ----------- ---------
Three Months Ended December 31,
 2006
---------------------------------

Total locations, beginning of
 period                            250      140           8       398
New locations opened                 2        5           2         9
Locations acquired                   -        -           -         -
Locations closed or consolidated     -        -           -         -
                                 ------ -------- ----------- ---------
Total locations, end of period     252      145          10       407
                                 ====== ======== =========== =========

Twelve Months Ended December 31,
 2006
---------------------------------

Total locations, beginning of
 period                            226      102           -       328
New locations opened                27       43           2        72
Locations acquired                   -        -           8         8
Locations closed or consolidated    (1)       -           -        (1)
                                 ------ -------- ----------- ---------
Total locations, end of period     252      145          10       407
                                 ====== ======== =========== =========

    For the three months and twelve months ended December 31, 2006, the Company's 50% owned joint venture, Cash & Go, Ltd., operated a total of 40 kiosks located inside convenience stores in the state of Texas, which are not included in the above charts. No kiosks were opened or closed during fiscal 2006.


                 FIRST CASH FINANCIAL SERVICES, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                             Three Months Ended   Twelve Months Ended
                                December 31,         December 31,
                            -------------------- ---------------------
                             2006 (1)    2005     2006 (1)     2005
                            ----------- -------- ----------- ---------
                                (unaudited)      (unaudited)
                             (in thousands, except per share amounts)
Revenues:
  Merchandise sales         $   53,623  $29,917  $  149,473  $102,139
  Finance and service
   charges                      33,502   29,315     116,187   101,701
  Other                          1,050      909       4,062     3,935
                            ----------- -------- ----------- ---------
                                88,175   60,141     269,722   207,775
                            ----------- -------- ----------- ---------

Cost of revenues:
  Cost of goods sold            28,915   18,054      84,229    61,659
  Credit loss provision         10,135    4,952      21,463    13,808
  Other                            128       95         440       301
                            ----------- -------- ----------- ---------
                                39,178   23,101     106,132    75,768
                            ----------- -------- ----------- ---------
Net revenues                    48,997   37,040     163,590   132,007
                            ----------- -------- ----------- ---------

Expenses and other income:
  Store operating expenses      23,236   17,931      81,089    67,430
  Administrative expenses        7,870    5,736      24,671    19,412
  Depreciation and
   amortization                  2,351    1,609       8,041     5,804
  Interest expense                 697        -         916         -
  Interest income                  (36)    (100)       (727)     (317)
                            ----------- -------- ----------- ---------
                                34,118   25,176     113,990    92,329
                            ----------- -------- ----------- ---------

Income before income taxes      14,879   11,864      49,600    39,678
Provision for income taxes       5,187    4,143      17,856    14,295
                            ----------- -------- ----------- ---------
Net income                  $    9,692  $ 7,721  $   31,744  $ 25,383
                            =========== ======== =========== =========

Net income per share:
  Basic                     $     0.31  $  0.25  $     1.01  $   0.81
                            =========== ======== =========== =========
  Diluted                   $     0.30  $  0.23  $     0.97  $   0.76
                            =========== ======== =========== =========

Weighted average shares
 outstanding:
  Basic                         31,253   31,400      31,448    31,506
                            =========== ======== =========== =========
  Diluted                       32,785   33,174      32,859    33,225
                            =========== ======== =========== =========

    (1) On August 25, 2006, the Company acquired Guaranteed Auto Finance, Inc. and SHAC, Inc. (collectively doing business as "Auto Master"). Accordingly, the Condensed Consolidated Statements of Income include the results of Auto Master for the period August 26, 2006 through December 31, 2006. All significant intercompany accounts have been eliminated.


                 FIRST CASH FINANCIAL SERVICES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    December 31,
                                               -----------------------
                                                2006 (1)      2005
                                               ----------- -----------
                                               (unaudited)
                                               (in thousands, except
                                                   per share data)
                    ASSETS
Cash and cash equivalents                       $  15,535   $  42,741
Interest and service charges receivable             4,966       4,176
Customer receivables, net of allowances            74,264      33,802
Inventories                                        28,761      21,987
Prepaid expenses and other current assets           5,901       5,430
                                               ----------- -----------
  Total current assets                            129,427     108,136

Property and equipment, net                        30,643      23,565
Goodwill and other intangible assets               72,544      53,237
Other                                               1,228       1,016
                                               ----------- -----------
  Total assets                                  $ 233,842   $ 185,954
                                               =========== ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable                $   2,250   $       -
Accounts payable                                    1,535         908
Accrued liabilities                                17,976      13,722
                                               ----------- -----------
  Total current liabilities                        21,761      14,630

Revolving credit facility                           8,000           -
Notes payable, net of current portion               7,188           -
Deferred income taxes payable                       8,297       8,616
                                               ----------- -----------
  Total liabilities                                45,246      23,246
                                               ----------- -----------

Stockholders' equity                              188,596     162,708
                                               ----------- -----------
  Total liabilities and stockholders' equity    $ 233,842   $ 185,954
                                               =========== ===========

    (1) On August 25, 2006, the Company acquired Guaranteed Auto
Finance, Inc. and SHAC, Inc. (collectively doing business as "Auto Master"). Accordingly, the Condensed Consolidated Balance Sheet as of December 31, 2006 includes the accounts of Auto Master. All significant intercompany accounts have been eliminated.


                 FIRST CASH FINANCIAL SERVICES, INC.

Revenues, Cost of Revenues and Net Revenues by Product Line
----------------------------------------------------------------------

 The following tables detail revenues, cost of revenues and net revenues by product line for the three months ended December 31, 2006 and December 31, 2005 (unaudited, amounts shown in thousands):

                                            Cash
                                          Advance/ Buy-Here/
                                           Check-   Pay-Here
                                   Pawn   Cashing  Automotive  Total
                                 -------- -------- ---------- --------
Three Months Ended December 31,
 2006
---------------------------------

Revenues:
  Merchandise sales:
    Retail                       $28,906  $     -  $  16,286  $45,192
    Wholesale                      8,048        -        383    8,431
  Finance and service charges     13,366   19,117      1,019   33,502
  Other                                7      988         55    1,050
                                 -------- -------- ---------- --------
                                 $50,327  $20,105  $  17,743  $88,175
                                 -------- -------- ---------- --------

Cost of revenues:
  Cost of goods sold:
    Retail                       $16,082  $     -  $   6,905  $22,987
    Wholesale                      5,294        -        634    5,928
  Credit loss provision                -    5,550      4,585   10,135
  Other                                -      128          -      128
                                 -------- -------- ---------- --------
                                 $21,376  $ 5,678  $  12,124  $39,178
                                 -------- -------- ---------- --------

Net revenues                     $28,951  $14,427  $   5,619  $48,997
                                 ======== ======== ========== ========


Three Months Ended December 31,
 2005
---------------------------------

Revenues:
  Merchandise sales:
    Retail                       $24,549  $     -  $       -  $24,549
    Wholesale                      5,368        -          -    5,368
  Finance and service charges     11,565   17,750          -   29,315
  Other                               11      898          -      909
                                 -------- -------- ---------- --------
                                 $41,493  $18,648  $       -  $60,141
                                 -------- -------- ---------- --------

Cost of revenues:
  Cost of goods sold:
    Retail                       $13,832  $     -  $       -  $13,832
    Wholesale                      4,222        -          -    4,222
  Credit loss provision                -    4,952          -    4,952
  Other                                -       95          -       95
                                 -------- -------- ---------- --------
                                 $18,054  $ 5,047  $       -  $23,101
                                 -------- -------- ---------- --------

Net revenues                     $23,439  $13,601  $       -  $37,040
                                 ======== ======== ========== ========


                 FIRST CASH FINANCIAL SERVICES, INC.

Revenues, Cost of Revenues and Net Revenues by Product Line, Continued
----------------------------------------------------------------------
 The following tables detail revenues, cost of revenues and net revenues by product line for the twelve months ended December 31, 2006 and December 31, 2005 (unaudited, amounts shown in thousands):

                                           Cash
                                         Advance/ Buy-Here/
                                          Check-   Pay-Here
                                 Pawn    Cashing  Automotive   Total
                               --------- -------- ---------- ---------
Twelve Months Ended December
 31, 2006
-------------------------------

Revenues:
  Merchandise sales:
    Retail                     $ 94,764  $     -  $  22,507  $117,271
    Wholesale                    31,672        -        530    32,202
  Finance and service charges    48,672   66,167      1,348   116,187
  Other                              20    3,961         81     4,062
                               --------- -------- ---------- ---------
                               $175,128  $70,128  $  24,466  $269,722
                               --------- -------- ---------- ---------

Cost of revenues:
  Cost of goods sold:
    Retail                     $ 52,716  $     -  $   9,654  $ 62,370
    Wholesale                    21,015        -        844    21,859
  Credit loss provision               -   15,326      6,137    21,463
  Other                               -      440          -       440
                               --------- -------- ---------- ---------
                               $ 73,731  $15,766  $  16,635  $106,132
                               --------- -------- ---------- ---------

Net revenues                   $101,397  $54,362  $   7,831  $163,590
                               ========= ======== ========== =========


Twelve Months Ended December
 31, 2005
-------------------------------

Revenues:
  Merchandise sales:
    Retail                     $ 81,339  $     -  $       -  $ 81,339
    Wholesale                    20,800        -          -    20,800
  Finance and service charges    40,820   60,881          -   101,701
  Other                             120    3,815          -     3,935
                               --------- -------- ---------- ---------
                               $143,079  $64,696  $       -  $207,775
                               --------- -------- ---------- ---------

Cost of revenues:
  Cost of goods sold:
    Retail                     $ 45,354  $     -  $       -  $ 45,354
    Wholesale                    16,305        -          -    16,305
  Credit loss provision               -   13,808          -    13,808
  Other                               -      301          -       301
                               --------- -------- ---------- ---------
                               $ 61,659  $14,109  $       -  $ 75,768
                               --------- -------- ---------- ---------

Net revenues                   $ 81,420  $50,587  $       -  $132,007
                               ========= ======== ========== =========


                 FIRST CASH FINANCIAL SERVICES, INC.

Selected Assets by Product Line
----------------------------------------------------------------------
 The following table details selected assets by product line as of December 31, 2006 and December 31, 2005 (unaudited, amounts shown in thousands):
                                           Cash
                                         Advance/ Buy-Here/
                                          Check-   Pay-Here
                                  Pawn   Cashing  Automotive   Total
                                -------- -------- ---------- ---------
December 31, 2006
-----------------

Customer receivables            $32,459  $ 7,740  $  43,827  $ 84,026
CSO loans held by independent
 third-party lender (1)               -   12,732          -    12,732
Allowances for doubtful accounts      -     (739)    (9,532)  (10,271)
                                -------- -------- ---------- ---------
                                $32,459  $19,733  $  34,295  $ 86,487
                                -------- -------- ---------- ---------

Inventories                     $25,034  $     -  $   3,727  $ 28,761
                                ======== ======== ========== =========


December 31, 2005
-----------------

Customer receivables            $27,314  $ 6,730  $       -  $ 34,044
CSO loans held by independent
 third-party lender (1)                   10,724          -    10,724
Allowances for doubtful accounts      -     (698)         -      (698)
                                -------- -------- ---------- ---------
                                $27,314  $16,756  $       -  $ 44,070
                                -------- -------- ---------- ---------

Inventories                     $21,987  $     -  $       -  $ 21,987
                                ======== ======== ========== =========



    (1) CSO loans outstanding are comprised of the principal portion of active CSO loans outstanding from an independent third-party lender, which are not included on the Company's balance sheet.



                 FIRST CASH FINANCIAL SERVICES, INC.

Unaudited Non-GAAP Financial Information - EBITDA
----------------------------------------------------------------------

 EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to EBITDA (unaudited, amounts in thousands):

                                                  Twelve Months Ended
                                                      December 31,
                                                  --------------------
                                                     2006      2005
                                                   --------- ---------

Net income                                         $ 31,744  $ 25,383

Adjustments:
  Interest expense                                      916         -
  Interest income                                      (727)     (317)
  Income taxes                                       17,856    14,295
  Depreciation and amortization                       8,041     5,804
                                                   --------- ---------
Earnings before interest, income taxes,
 depreciation and amortization                     $ 57,830  $ 45,165
                                                   ========= =========

EBITDA margin calculated as follows:
  Total revenues                                   $269,722  $207,775
  Earnings before interest, income taxes,
   depreciation and amortization                     57,830    45,165
                                                   --------- ---------
  EBITDA as a percent of revenues:                       21%       22%
                                                   ========= =========


    CONTACT: First Cash Financial Services, Inc., Arlington
             Rick Wessel, 817-505-3199
             Vice Chairman & Chief Executive Officer
             or
             Doug Orr, 817-505-3199
             Executive Vice President & Chief Financial Officer investorrelations@firstcash.com www.firstcash.com